Exhibit 99.2

May 9, 2019
CFO Commentary on Second Quarter Fiscal 2019 Financial Results
This document should be read in conjunction with the Second Quarter Fiscal 2019 Financial Results and includes a discussion of certain non-GAAP(1) financial measures
Second Quarter Fiscal 2019:
On October 1, 2018, Avaya adopted the new revenue recognition standard, Accounting Standards Codification 606 ("ASC 606"), using the modified retrospective transition method. Financial results for periods beginning after September 30, 2018 are presented under ASC 606 while prior period financial information is not adjusted and continues to be reported in accordance with GAAP that existed prior to the adoption of ASC 606 (“ASC 605”).
GAAP Income Statement
GAAP revenue was $709 million, compared to $738 million for the first quarter of fiscal 2019, and $672 million for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP product revenue was $287 million, compared to $324 million for the first quarter of fiscal 2019, and $293 million for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP service revenue was $422 million, compared to $414 million for the first quarter of fiscal 2019, and $379 million for the second quarter of fiscal 2018 ended March 31, 2018
GAAP gross margin was 54.4%, compared to 55.1% for the first quarter of fiscal 2019, and 48.1% for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP products & solutions gross margin was 48.1%, compared to 51.2% for the first quarter of fiscal 2019, and 48.5% for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP services gross margin was 58.8%, compared to 58.2% for the first quarter of fiscal 2019, and 47.8% for the second quarter of fiscal 2018 ended March 31, 2018
GAAP operating expense was $303 million, compared to $310 million for the first quarter of fiscal 2019, and $332 million for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP R&D expense was $52 million, compared to $53 million for the first quarter of fiscal 2019, and $50 million for the second quarter of fiscal 2018 ended March 31, 2018

•	GAAP SG&A expense was $251 million, compared to $257 million for the first quarter of fiscal 2019, and $282 million for the second quarter of fiscal 2018 ended March 31, 2018

GAAP operating income was $38 million, compared to operating income of $50 million for the first quarter of fiscal 2019, and operating loss of $89 million for the second quarter of fiscal 2018 ended March 31, 2018
Non-GAAP Income Statement
Non-GAAP revenue was $714 million, compared to $748 million for the first quarter of fiscal 2019, and $757 million for the second quarter of fiscal 2018 ended March 31, 2018

•
Non-GAAP product revenue was $289 million, compared to $326 million for the first quarter of fiscal 2019, and $317 million for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP product revenue decreased year-over-year and sequentially primarily due to lower sales of our on-premises Unified Communications and Contact Center offerings and headwinds from foreign exchange rates, partially offset by increased cloud revenue

•
Non-GAAP services revenue was $425 million, compared to $422 million for the first quarter of fiscal 2019, and $440 million for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP services revenue decreased year-over-year primarily due to the continued decline of our maintenance services revenue, as well as foreign exchange rate headwinds. Non-GAAP services revenue increased sequentially due to increased professional services and private cloud revenue

Non-GAAP gross margin was 61.5%, compared to 62.7% for the first quarter of fiscal 2019, and 62.4% for the second quarter of fiscal 2018 ended March 31, 2018

•
Non-GAAP products & solutions gross margin was 63.7%, compared to 65.6% for the first quarter of fiscal 2019, and 68.5% for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP products & solutions gross margin declined both year-over-year and sequentially primarily because of an unfavorable product mix that resulted from lower sales of software solutions

•
Non-GAAP services gross margin was 60.0%, compared to 60.4% for the first quarter of fiscal 2019, and 58.0% for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP services gross margin improved year-over-year primarily because platform improvements and lower delivery costs more than offset the corresponding revenue declines. Non-GAAP services gross margin declined slightly on a sequential basis because of ReadyNow platform investments

Non-GAAP operating expenses (R&D + SG&A) was $290 million, compared to $299 million for the first quarter of fiscal 2019, and $315 million for the second quarter of fiscal 2018 ended March 31, 2018

•
Non-GAAP R&D expense was $51 million, compared to $52 million for the first quarter of fiscal 2019, and $50 million for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP research and development expense increased year-over-year because of an increase in product innovation and cloud investments, partially offset by the impact of favorable foreign exchange rates. Non-GAAP research and development expense decreased slightly on a sequential basis due to the timing of expenses related to the Spoken contingent consideration

•
Non-GAAP SG&A expense was $239 million, compared to $247 million for the first quarter of fiscal 2019, and $265 million for the second quarter of fiscal 2018 ended March 31, 2018. Non-GAAP selling, general and administrative expenses decreased year-over-year primarily because of lower accrued incentive compensation and sales commissions due to our revenue underperformance, a decrease in personnel expenses due to lower headcount, and from the impact of favorable foreign exchange rates. Non-GAAP selling, general and administrative expenses decreased sequentially because of lower third party fees and accrued incentive compensation and sales commissions

Non-GAAP operating income was $149 million, compared to operating income of $170 million for the first quarter of fiscal 2019, and operating income of $157 million for the second quarter of fiscal 2018 ended March 31, 2018.
Adjusted EBITDA was $166 million, compared to $189 million for the first quarter of fiscal 2019, and $187 million for the second quarter of fiscal 2018 ended March 31, 2018
Balance Sheet and Cash Flow Items
Cash and cash equivalents was $735 million as of March 31, 2019, compared to $743 million as of December 31, 2018 and $311 million as of March 31, 2018. The sequential decrease in our cash balance was primarily the result of an increase in cash taxes paid, and to a lesser extent, an increase in capital expenditures, as well as the contingent consideration paid in the quarter related to our acquisition of Spoken on March 12, 2018
In the quarter, we paid $51 million in cash interest for our term loan and convertible debt and made cash pension/OPEB payments of $24 million. Additionally, we paid $14 million in cash for restructuring costs and paid approximately $28 million in cash for taxes
Inventory was $66 million as of March 31, 2019, compared to $81 million as of September 30, 2018. Days of inventory stood at 35 days, compared to 34 days for the first quarter of fiscal 2019. This level of inventory represents consistent operating levels
Accounts receivable was $300 million as of March 31, 2019, compared to $377 million as of September 30, 2018. Days Sales Outstanding ("DSO", calculated on non-GAAP revenue) decreased by 3 days compared to the first quarter of fiscal 2019 and stood at 53 days. Note: Our DSO calculation includes adjustments for Accounts Receivable / Contract Liability netting and for the impact of fresh start accounting in order to keep our “operational” reporting of DSO consistent with historically reported data
Accounts payable was $275 million as of March 31, 2019, compared to $266 million as of September 30, 2018. Days payable decreased from 95* days in the first quarter of fiscal 2019 to 90 days in the second quarter of fiscal 2019
Capital expenditures was $26 million in the second quarter of fiscal 2019, up from $21 million in the first quarter of fiscal 2019 and up from $16 million in the second quarter of fiscal 2018

*Note: In our 1Q FY'19 CFO Commentary, due to a calculation error, days payable was erroneously listed at 98 days

Depreciation and amortization was approximately $108 million, down from $117 million in the first quarter of fiscal 2019 and down from $123 million during the second quarter of fiscal 2018. The impact of fresh start accounting required that we increase intangible and fixed assets to their fair values as of December 15, 2017, that impact should decrease over time
Other Metrics
Total Contract Value (TCV) increased 3% compared to the prior year and now stands at $2.4 billion. We define TCV as the value of all active ratable contracts that have not been recognized as revenue, including both billed and unbilled backlog
Product revenue to the channel was $203 million, compared to $226 million for the first quarter of fiscal 2019, and $224 million for the second quarter of fiscal 2018 ended March 31, 2018. As a reminder, channel product revenue is recognized when we sell-in to the distributor and it continues to account for more than 2/3 of our total product revenue
Distributor reported inventory was $116 million, compared to $108 million for the first quarter of fiscal 2019, and $111 million for the second quarter of fiscal 2018 ended March 31, 2018
Financial Outlook
As a reminder, our financial outlook presented below reflects the adoption of the new ASC 606 revenue recognition standard that became effective October 1, 2018 and replaced ASC 605. We are now targeting the following forecast for Q3 Fiscal Year 2019 and Fiscal Year 2019:
Financial Outlook - Q3 Fiscal 2019 under ASC 606

•	GAAP revenue of $707-$722 million; non-GAAP revenue of $710-$725 million

•	GAAP operating income of $30-$40 million; GAAP operating margin of ~5%

•	Non-GAAP operating income of $140-$150 million; non-GAAP operating margin of ~20%

•	Adjusted EBITDA of $160-$170 million; Adjusted EBITDA margin of ~23%

•	Approximately 111 million weighted average shares outstanding
Financial Outlook - Fiscal Year 2019 under ASC 606

•	GAAP revenue of $2.900-$2.950 billion, non-GAAP revenue of $2.925-$2.975 billion

◦	Cloud and innovation 11-12% of non-GAAP revenue

•	GAAP operating income of $163-$191 million; GAAP operating margin of ~6%

•	Non-GAAP operating income of $625-$660 million; non-GAAP operating margin of ~22%

•	Adjusted EBITDA of $700-$730 million; Adjusted EBITDA margin of ~24%

•	Approximately 111 million weighted average shares outstanding

•	Cash flow from operations of 7-8% of non-GAAP revenue

•	Cash requirements for restructuring, pension & OPEB, cash taxes, capital spending and interest expense for fiscal year 2019 are expected to be:

◦	Restructuring: $50-$55 million

◦	Pension/OPEB: ~$65 million

◦	Cash Taxes: $55-$65 million

◦	Capital Expenditures: ~$100 million

◦	Interest Expense: $200-$205 million

Avaya’s outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments, or other significant transactions that may be completed after May 9, 2019. Actual results may differ materially from Avaya’s outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.
(1) Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin and adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Refer to the Supplemental Financial Information accompanying this document for more information, including a reconciliation of these measures to the most closely comparable measure calculated in accordance with GAAP.
Cautionary Note Regarding Forward-Looking Statements

This document contains certain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," “our vision,” "plan," "potential," "preliminary," "predict," "should," "will," or “would” or the negative thereof or other variations thereof or comparable terminology and include, but are not limited to, the outlook for the third quarter of fiscal 2019 and fiscal year 2019, including the expected impact of the adoption of ASC 606, and statements about the Board's exploration of strategic alternatives. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Risks and uncertainties that may cause these forward-looking statements to be inaccurate include, among others: the announcement that the Board is exploring strategic alternatives and the potential impact of such announcement on the Company's current or potential customers, partners or personnel; the cost of such exploration and the disruption it may have on the Company's operations, including diverting the attention of the Company's management and employees; and other risks discussed in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties may cause the Company's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Avaya Holdings Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Successor				Predecessor
	Three months ended March 31, 2019	Three months ended March 31, 2018	Six months ended March 31, 2019	Period from December 16, 2017 through March 31, 2018	Period from October 1, 2017 through December 15, 2017
REVENUE
Products	$287	$293	$611	$364	$253
Services	422	379	836	456	351
	709	672	1,447	820	604
COSTS
Products:
Costs	105	110	220	143	84
Amortization of technology intangible assets	44	41	87	48	3
Services	174	198	347	228	155
	323	349	654	419	242
GROSS PROFIT	386	323	793	401	362
OPERATING EXPENSES
Selling, general and administrative	251	282	508	332	264
Research and development	52	50	105	59	38
Amortization of intangible assets	41	40	81	47	10
Restructuring charges, net	4	40	11	50	14
	348	412	705	488	326
OPERATING INCOME (LOSS)	38	(89)	88	(87)	36
Interest expense	(58)	(47)	(118)	(56)	(14)
Other income (expense), net	1	(3)	23	(5)	(2)
Reorganization items, net	—	—	—	—	3,416
(LOSS) INCOME BEFORE INCOME TAXES	(19)	(139)	(7)	(148)	3,436
Benefit from (provision for) income taxes	6	9	3	255	(459)
NET (LOSS) INCOME	$(13)	$(130)	$(4)	$107	$2,977
(LOSS) EARNINGS PER SHARE
Basic	$(0.12)	$(1.18)	$(0.04)	$0.97	$5.19
Diluted	$(0.12)	$(1.18)	$(0.04)	$0.96	$5.19
Weighted average shares outstanding
Basic	110.8	109.8	110.5	109.8	497.3
Diluted	110.8	109.8	110.5	110.8	497.3

Avaya Holdings Corp.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share and share amounts)

	March 31, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$735	$700
Accounts receivable, net	300	377
Inventory	66	81
Contract assets	146	—
Contract costs	127	—
Other current assets	136	170
TOTAL CURRENT ASSETS	1,510	1,328
Property, plant and equipment, net	236	250
Deferred income taxes, net	26	29
Intangible assets, net	3,066	3,234
Goodwill	2,764	2,764
Other assets	105	74
TOTAL ASSETS	$7,707	$7,679
LIABILITIES
Current liabilities:
Debt maturing within one year	$29	$29
Accounts payable	275	266
Payroll and benefit obligations	117	145
Contract liabilities	500	484
Business restructuring reserve	42	51
Other current liabilities	143	148
TOTAL CURRENT LIABILITIES	1,106	1,123
Non-current liabilities:
Long-term debt, net of current portion	3,093	3,097
Pension obligations	622	671
Other post-retirement obligations	174	176
Deferred income taxes, net	160	140
Business restructuring reserve	39	47
Other liabilities	378	374
TOTAL NON-CURRENT LIABILITIES	4,466	4,505
TOTAL LIABILITIES	5,572	5,628
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 55,000,000 shares authorized, no shares issued or outstanding at March 31, 2019 and September 30, 2018	—	—
Common stock, $0.01 par value; 550,000,000 shares authorized; 110,730,362 shares issued and 110,717,682 shares outstanding at March 31, 2019; and 110,218,653 shares issued and 110,012,790 shares outstanding at September 30, 2018	1	1
Additional paid-in capital	1,750	1,745
Retained earnings	378	287
Accumulated other comprehensive income	6	18
TOTAL STOCKHOLDERS' EQUITY	2,135	2,051
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,707	$7,679

Avaya Holdings Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Successor		Predecessor	Non-GAAP Combined
	Six months ended March 31, 2019	Period from December 16, 2017 through March 31, 2018	Period from October 1, 2017 through December 15, 2017	Six months ended March 31, 2018
Net cash provided by (used for):
Operating activities	$123	$94	$(414)	$(320)
Investing activities	(48)	(175)	(13)	(188)
Financing activities	(39)	(11)	(102)	(113)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	9	(2)	7
Net increase (decrease) in cash, cash equivalents, and restricted cash	35	(83)	(531)	(614)
Cash, cash equivalents, and restricted cash at beginning of period	704	435	966	966
Cash, cash equivalents, and restricted cash at end of period	$739	$352	$435	$352

Use of non-GAAP (Adjusted) Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including the combined six month period ending March 31, 2018 and financial measures labeled as “non-GAAP” or “adjusted.”
Although GAAP requires that we report on our results for the periods October 1, 2017 through December 15, 2017 (the "Predecessor" period) and December 16, 2017 through March 31, 2018 (the "Successor" period), separately, management reviews the Company’s operating results for the six months ended March 31, 2018 by combining the results of these periods because such presentation provides the most meaningful comparison of our results. The Company cannot adequately benchmark the operating results of the 106-day period ended March 31, 2018 against any of the previous periods reported in its condensed consolidated financial statements and does not believe that reviewing the results of this period in isolation would be useful in identifying any trends regarding the Company’s overall performance. Management believes that the key performance metrics such as revenue, gross margin and operating income, among others, when combined for the six months ended March 31, 2018 provide meaningful comparisons to other periods and are useful in identifying current business trends.
EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in our SEC filings and the tables below.
We believe that including supplementary information concerning adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation and it is used as a basis for calculating covenants in our credit agreements. In addition, we believe adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. We also present EBITDA and adjusted EBITDA because we believe analysts and investors utilize these measures in analyzing our results. Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years.
EBITDA and adjusted EBITDA have limitations as analytical tools. EBITDA measures do not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. However, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. In particular, our formulation of adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss), however, these are expenses that may recur, may vary and are difficult to predict.
We also present the measures non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP operating margin, as a supplement to our unaudited condensed consolidated financial statements presented in accordance with GAAP. We believe these non-GAAP measures are the most meaningful for period to period comparisons because they exclude the impact of the earnings and charges noted in the applicable tables below that resulted from matters that we consider not to be indicative of our ongoing operations.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from the non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We do not provide a forward-looking reconciliation of expected third quarter and full year fiscal 2019 non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin or adjusted EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.

The following tables present Successor, Predecessor and combined results and reconcile historical GAAP measures to non-GAAP measures.
Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Adjusted EBITDA
(Unaudited; in millions)

	Successor				Predecessor	Non-GAAP Combined
	Three months ended March 31, 2019	Three months ended March 31, 2018	Six months ended March 31, 2019	Period from December 16, 2017 through March 31, 2018	Period from October 1, 2017 through December 15, 2017	Six months ended March 31, 2018
Net (loss) income	$(13)	$(130)	$(4)	$107	$2,977	$3,084
Interest expense	58	47	118	56	14	70
Interest income	(4)	(1)	(7)	(1)	(2)	(3)
(Benefit from) provision for income taxes	(6)	(9)	(3)	(255)	459	204
Depreciation and amortization	108	123	225	145	31	176
EBITDA	143	30	329	52	3,479	3,531
Impact of fresh start accounting adjustments	6	86	9	113	—	113
Restructuring charges, net	4	40	11	50	14	64
Advisory fees	1	4	2	12	3	15
Acquisition-related costs	4	7	7	7	—	7
Reorganization items, net	—	—	—	—	(3,416)	(3,416)
Non-cash share-based compensation	5	5	11	6	—	6
Loss on sale/disposal of long-lived assets, net	—	2	—	2	1	3
Resolution of certain legal matters	—	—	—	—	37	37
Change in fair value of Emergence Date Warrants	(3)	10	(21)	15	—	15
Loss on foreign currency transactions	6	3	7	1	—	1
Pension/OPEB/nonretirement postemployment benefits and long-term disability costs	—	—	—	—	17	17
Adjusted EBITDA	$166	$187	$355	$258	$135	$393

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Revenue
(Unaudited; in millions)

	Three Months Ended				Change			Three Months Ended
	Mar. 31, 2019	Adj. for Fresh Start Accounting	Non-GAAP Mar. 31, 2019	Non-GAAP Mar. 31, 2018 (4)	Amount	Pct.	Pct., net of fx impact	Non-GAAP Dec. 31, 2018 (1)	Non-GAAP Sept. 30, 2018 (2)	Non-GAAP June 30, 2018 (3)
Revenue by Segment
Products & Solutions	$289	$—	$289	$317	$(28)	(9)%	(8)%	$326	$336	$322
Services	425	—	425	440	(15)	(3)%	(2)%	422	434	433
Unallocated amounts	(5)	5	—	—	—	n/a	n/a	—	—	—
Total revenue	$709	$5	$714	$757	$(43)	(6)%	(4)%	$748	$770	$755

Revenue by Geography
U.S.	$375	$3	$378	$409	$(31)	(8)%	(8)%	$401	$417	$399
International:
EMEA	188	1	189	196	(7)	(4)%	(1)%	200	202	202
APAC - Asia Pacific	79	1	80	83	(3)	(4)%	(2)%	79	81	86
Americas International	67	—	67	69	(2)	(3)%	2%	68	70	68
Total International	334	2	336	348	(12)	(3)%	(1)%	347	353	356
Total revenue	$709	$5	$714	$757	$(43)	(6)%	(4)%	$748	$770	$755

(1) - (4) Reconciliation of Non-GAAP measures above:
	(1) Q119 Non-GAAP Results			(2) Q418 Non-GAAP Results
	Three Months Ended			Three Months Ended
	Dec. 31, 2018	Adj. for Fresh Start Accounting	Non-GAAP Dec. 31, 2018	Sept. 30, 2018	Adj. for Fresh Start Accounting	Non-GAAP Sept. 30, 2018
Revenue by Segment
Products & Solutions	$326	$—	$326	$336	$—	$336
Services	422	—	422	434	—	434
Unallocated amounts	(10)	10	—	(35)	35	—
Total revenue	$738	$10	$748	$735	$35	$770

Revenue by Geography
U.S.	$394	$7	$401	$393	$24	$417
International:
EMEA	199	1	200	196	6	202
APAC - Asia Pacific	78	1	79	78	3	81
Americas International	67	1	68	68	2	70
Total International	344	3	347	342	11	353
Total revenue	$738	$10	$748	$735	$35	$770

	(3) Q318 Non-GAAP Results			(4) Q218 Non-GAAP Results
	Three Months Ended			Three Months Ended
	June 30, 2018	Adj. for Fresh Start Accounting	Non-GAAP June 30, 2018	Mar. 31, 2018	Adj. for Fresh Start Accounting	Non-GAAP Mar. 31, 2018
Revenue by Segment
Products & Solutions	$322	—	$322	$317	—	$317
Services	433	—	433	440	—	440
Unallocated amounts	(63)	63	—	(85)	85	—
Total revenue	$692	$63	$755	$672	$85	$757

Revenue by Geography
U.S.	$356	$43	$399	$354	$55	$409
International:
EMEA	193	9	202	178	18	196
APAC - Asia Pacific	81	5	86	80	3	83
Americas International	62	6	68	60	9	69
Total International	336	20	356	318	30	348
Total revenue	$692	$63	$755	$672	$85	$757

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliations
(Unaudited; in millions)

	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin
Gross Profit	$386	$407	$390	$352	$323
Items excluded:
Adj. for fresh start accounting	9	19	54	69	106
Amortization of technology intangible assets	44	43	43	44	41
Loss on disposal of long-lived assets	—	—	—	2	2
Non-cash share-based compensation	—	—	1	—	—
Non-GAAP Gross Profit	$439	$469	$488	$467	$472
GAAP Gross Margin	54.4%	55.1%	53.1%	50.9%	48.1%
Non-GAAP Gross Margin	61.5%	62.7%	63.4%	61.9%	62.4%

Reconciliation of Non-GAAP Operating Income
Operating Income (Loss)	$38	$50	$11	$(49)	$(89)
Items excluded:
Adj. for fresh start accounting	12	20	48	71	107
Amortization of intangible assets	85	83	84	83	81
Restructuring charges, net	4	7	1	30	40
Acquisition-related costs	4	3	4	4	7
Loss on disposal of long-lived assets	—	—	—	2	2
Advisory fees	1	1	3	3	4
Non-cash share-based compensation	5	6	6	7	5
Non-GAAP Operating Income	$149	$170	$157	$151	$157
GAAP Operating Margin	5.4%	6.8%	1.5%	-7.1%	-13.2%
Non-GAAP Operating Margin	20.9%	22.7%	20.4%	20.0%	20.7%

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliation of Gross Profit and Gross Margin by Portfolio
(Unaudited; in millions)

	Three months ended
	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Products
Revenue	$287	$324	$325	$300	$293
Costs	105	115	115	114	110
Amortization of technology intangible assets	44	43	43	44	41
GAAP Gross Profit	138	166	167	142	142
Items excluded:
Adj. for fresh start accounting	2	5	16	24	33
Amortization of technology intangible assets	44	43	43	44	41
Loss on disposal of long-lived assets	—	—	—	1	1
Non-GAAP Gross Profit	$184	$214	$226	$211	$217
GAAP Gross Margin	48.1%	51.2%	51.4%	47.3%	48.5%
Non-GAAP Gross Margin	63.7%	65.6%	67.3%	65.5%	68.5%

Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Services
Revenue	$422	$414	$410	$392	$379
Costs	174	173	187	182	198
GAAP Gross Profit	248	241	223	210	181
Items excluded:
Adj. for fresh start accounting	7	14	38	45	73
Loss on disposal of long-lived assets	—	—	—	1	1
Share-based comp	—	—	1	—	—
Non-GAAP Gross Profit	$255	$255	$262	$256	$255
GAAP Gross Margin	58.8%	58.2%	54.4%	53.6%	47.8%
Non-GAAP Gross Margin	60.0%	60.4%	60.4%	59.1%	58.0%

Avaya Holdings Corp.
Reconciliation of GAAP to Non-GAAP results
Three months ended March 31, 2019
(Unaudited; in millions)

	Q219									Q218
	GAAP Results	Adj. for Fresh Start Accounting	Amortization of Intangible Assets	Restructuring Charges, net	Acquisition Costs	Share-based Comp	Advisory Fees	Other Costs, net	Non-GAAP Results	GAAP Results	Non-GAAP Results
REVENUE
Products	$287	$2	$—	$—	$—	$—	$—	$—	$289	$293	$317
Services	422	3	—	—	—	—	—	—	425	379	440
	709	5	—	—	—	—	—	—	714	672	757
COSTS
Products:
Costs	105	—	—	—	—	—	—	—	105	110	100
Amortization of technology intangible assets	44	—	(44)	—	—	—	—	—	—	41	—
Services	174	(4)	—	—	—	—	—	—	170	198	185
	323	(4)	(44)	—	—	—	—	—	275	349	285
GROSS PROFIT	386	9	44	—	—	—	—	—	439	323	472
OPERATING EXPENSES
Selling, general and administrative	251	(2)	—	—	(4)	(5)	(1)	—	239	282	265
Research and development	52	(1)	—	—	—	—	—	—	51	50	50
Amortization of intangible assets	41	—	(41)	—	—	—	—	—	—	40	—
Restructuring charges, net	4	—	—	(4)	—	—	—	—	—	40	—
	348	(3)	(41)	(4)	(4)	(5)	(1)	—	290	412	315
OPERATING INCOME (LOSS)	38	12	85	4	4	5	1	—	149	(89)	157
Interest expense	(58)	—	—	—	—	—	—	—	(58)	(47)	(47)
Other income (expense), net	1	—	—	—	—	—	—	(1)	—	(3)	9
(LOSS) INCOME BEFORE INCOME TAXES	$(19)	$12	$85	$4	$4	$5	$1	$(1)	$91	$(139)	$119

Avaya Holdings Corp.
Reconciliation of ASC 606 to ASC 605 GAAP results
Three months ended March 31, 2019
(Unaudited; in millions)

	Q2 FY19 results under ASC 606	ASC 606 Impact	Q2 FY19 results under ASC 605
REVENUE
Products	$287	$(15)	$272
Services	422	(21)	401
	709	(36)	673
COSTS
Products:
Costs	105	(3)	102
Amortization of technology intangible assets	44	—	44
Services	174	(7)	167
	323	(10)	313
GROSS PROFIT	386	(26)	360
OPERATING EXPENSES
Selling, general and administrative	251	(4)	247
Research and development	52	—	52
Amortization of intangible assets	41	—	41
Restructuring charges, net	4	—	4
	348	(4)	344
OPERATING INCOME	38	(22)	16
Interest expense	(58)	—	(58)
Other income, net	1	—	1
LOSS BEFORE INCOME TAXES	(19)	(22)	(41)
Benefit from income taxes	6	11	17
NET LOSS	$(13)	$(11)	$(24)